UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Teradyne, Inc.

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TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Teradyne, Inc., a Massachusetts corporation, will be held on Tuesday, May 22, 2012 at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864, for the following purposes:

1. To elect the eight nominees named in the accompanying proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

4. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Shareholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on March 30, 2012, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

Charles J. Gray, Secretary

April 12, 2012

Shareholders are requested to vote in one of the following three ways: (1) by completing,

signing and dating the proxy card provided by Teradyne and returning it by return mail to

Teradyne in the enclosed envelope or at the address indicated on the proxy card, (2) by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy on the Internet at the address listed on the proxy card.

i

TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

PROXY STATEMENT

April 12, 2012

Proxies in the form provided by Teradyne, Inc. (“Teradyne” or the “Company”) are solicited by the Board of Directors (“Board”) of Teradyne for use at the Annual Meeting of Shareholders to be held on Tuesday, May 22, 2012, at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864.

Only shareholders of record as of the close of business on March 30, 2012 (the “Record Date”) will be entitled to vote at this annual meeting and any adjournments thereof. As of the Record Date, 186,552,836 shares of common stock were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Delivery of a proxy will not in any way affect a shareholder’s right to attend the annual meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it only by written notice to the Secretary or Assistant Secretary delivered at any time before it is exercised, including at the annual meeting. All properly completed proxy forms returned in time to be cast at the annual meeting will be voted.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be Held on May 22, 2012

This Proxy Statement and the Accompanying Annual Report on Form 10-K, Letter to Shareholders, and Notice, are available at www.proxyvote.com

At the meeting, the shareholders will consider and vote upon the following proposals put forth by the Board:

1. To elect the eight nominees named in this proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

The Board recommends that you vote FOR the proposals listed above.

On or about April 12, 2012, the Company mailed to its stockholders of record as of March 30, 2012 a notice containing instructions on how to access this proxy statement and the Company’s annual report online and to vote. Also on April 12, 2012, the Company began mailing printed copies of these proxy materials to stockholders that have requested printed copies.

If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the notice.

If a shareholder completes and submits a proxy, the shares represented by the proxy will be voted in accordance with the instructions for such proxy. If a shareholder submits a proxy card but does not fill out the voting instructions, shares represented by such proxy will be voted FOR the proposals listed above.

Shareholders may vote in one of the following three ways:

1. by completing, signing and dating the proxy card provided by Teradyne and returning it in the enclosed envelope or by return mail to Teradyne at the address indicated on the proxy card,

2. by completing a proxy using the toll-free telephone number listed on the proxy card or notice, or

3. by completing a proxy on the Internet at the address listed on the proxy card or notice.

A majority of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. For this annual meeting, on all matters being submitted to shareholders, an affirmative vote of at least a majority of the shares voting on the matter at the meeting is required for approval. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are not included in the number of shares present, or represented, and voting on each separate matter. Broker “non-votes” are also not included. An automated system administered by Teradyne’s transfer agent tabulates the votes.

The Board knows of no other matter to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted in accordance with the judgment of those officers named as proxies and in accordance with the Securities and Exchange Commission’s (“SEC’s”) proxy rules. See the section entitled “Shareholder Proposals for 2013 Annual Meeting of Shareholders” for additional information.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board presently consists of eight members, seven of whom are independent directors. Each director is elected annually for a one-year term. The terms of the directors expire at the 2012 Annual Meeting of Shareholders. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated all current directors for re-election. Teradyne has no reason to believe that any of the nominees will be unable to serve; however, if that should be the case, proxies will be voted for the election of some other person (nominated in accordance with Teradyne’s bylaws) or the Board will decrease the number of directors that currently serve on the Board. If elected, each director will hold office until the 2013 Annual Meeting of Shareholders.

The Board recommends a vote FOR the election to the Board of each of Messrs. Bagley, Bradley, Carnesale, Christman, Gillis, Guertin, Tufano and Vallee.

The following table sets forth the nominees to be elected at this annual meeting, the year each person was first appointed or elected, the principal occupation of that person during at least the past five years, that person’s age, any other public company boards on which he serves or has served in the past five years, and the nominee’s qualifications to serve on the Board. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he should serve as a director, Teradyne also believes that all of its director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Teradyne and the Board. Additionally, Teradyne values the directors’ significant experience on other public company boards of directors and board committees.

Nominees for Directors

Name	Year Became Director	Background and Qualifications
James W. Bagley	1996

Mr. Bagley, 73, has served as Executive Chairman of the Board of Directors of Lam Research Corporation since June 2005 and was the Chief Executive Officer and Chairman of the Board of Directors from September 1998 to June 2005 and the Chief Executive Officer and a director from August 1997 to September 1998. He also was Chairman and Chief Executive Officer of OnTrak Systems, Inc. from May 1996 until July 1997. From November 1981 until May 1996, Mr. Bagley held various positions at Applied Materials, Inc., including President and Chief Operating Officer from 1987 through 1993, Vice Chairman and Chief Operating Officer from January 1994 until October 1995, and Vice Chairman from October 1995 until May 1996. Mr. Bagley also served as a director of Micron Technology, Inc. from 1997 to January 2012.

Mr. Bagley contributes valuable executive experience within the semiconductor equipment industry and widespread knowledge of the issues confronting complex global technology and manufacturing companies.

Michael A. Bradley	2004

Mr. Bradley, 63, has served as a director since April 2004 and as Chief Executive Officer since May 2004 and as President since May 2003. He was President of the Semiconductor Test Division from April 2001 until May 2003 and Chief Financial Officer from July 1999 until April 2001. From 1992 until 2001, he held various Vice President positions at Teradyne. Including service with the predecessor company, Mykrolis Corporation, Mr. Bradley has been a director of Entegris, Inc. since 2001.

Mr. Bradley contributes valuable executive experience from his 33 years in multiple management roles, including as President and Chief Executive Officer, within Teradyne.

Albert Carnesale	1993

Mr. Carnesale, 75, has been the Chancellor Emeritus and Professor of the University of California, Los Angeles since July 2006 and served as Chancellor from July 1997 to July 2006. He held the position of Provost of Harvard University from October 1994 until June 1997 and the Dean of The John F. Kennedy School of Government from November 1991 through December 1995 where he also was a Professor of Public Policy from 1974 through 1997. From August 2005 to October 2008, Mr. Carnesale served as a director of Westwood One, Inc.; since May 2009, as a director of Nano Pacific Holdings, Inc.; and since February 2011, as a director of Amicrobe, Inc. He is currently a member of the U.S. Department of Energy’s Blue Ribbon Commission on America’s Nuclear Future.

Mr. Carnesale contributes a very broad business perspective as well as extensive domestic and foreign public policy expertise.

Name	Year Became Director	Background and Qualifications
Daniel W. Christman	2010

Mr. Christman, 68, has served as Senior Counselor to the President of the U.S. Chamber of Commerce since 2009 and as Senior Vice President of International Affairs at the Chamber from 2003 until 2009. In 2001, he retired in the grade of Lieutenant General after a career in the United States Army that spanned more than 36 years. Immediately prior to his retirement, Mr. Christman was the Superintendent of the United States Military Academy at West Point from 1996 to 2001. From 1994 to 1996, he served as Assistant to the Chairman of the Joint Chiefs of Staff of the United States. Mr. Christman has been a director of Entegris, Inc., and its predecessor company Mykrolis Corporation, since 2001. Mr. Christman was a director of the United Services Automobile Association from 1995 to November 2010 and a director of Ultralife Batteries, Inc. from 2001 to March 2010 where he also was the Chairman from September 2009 to March 2010.

Mr. Christman contributes his considerable experience with international business issues as well as expertise in leadership and management gained from his 36 plus years as a military leader.

Edwin J. Gillis	2006

Mr. Gillis, 63, has worked as a business consultant and private investor since January 2006. From July 2005 to December 2005, he was the Senior Vice President of Administration and Integration of Symantec Corporation, following the merger of Veritas Software Corporation and Symantec Corporation. He served as Executive Vice President and Chief Financial Officer of Veritas Software Corporation from November 2002 to June 2005, as the Executive Vice President and Chief Financial Officer of Parametric Technology Corporation from September 1995 to November 2002, and as the Chief Financial Officer of Lotus Development Corporation from 1991 to September 1995. Prior to joining Lotus, Mr. Gillis was a Certified Public Accountant and partner at Coopers & Lybrand L.L.P. Mr. Gillis has been a director of LogMeIn, Inc. since November 2007, a director of Sophos Plc. since November 2009 and a director of Responsys Inc. since March 2011. Mr. Gillis was also a director of BladeLogic, Inc. from 2007 to its acquisition by BMC Software in 2008 and a director of EqualLogic, Inc. from 2006 to its acquisition by Dell Computer in 2008.

Mr. Gillis contributes extensive experience relating to the issues confronting global technology companies and financial reporting expertise as a former Chief Financial Officer of several publicly-traded technology companies.

Name	Year Became Director	Background and Qualifications
Timothy E. Guertin	2011

Mr. Guertin, 62, has been the Chief Executive Officer of Varian Medical Systems, Inc. since February 2006 and President since August 2005. He served as Chief Operating Officer from October 2004 to February 2006 and as Corporate Executive Vice President from October 2002 to August 2006. Prior to that time, he was President of Varian’s Oncology Systems business unit from 1992 to January 2005 and a Corporate Vice President from 1992 to 2002.

Mr. Guertin contributes significant executive experience at a global technology and manufacturing company with issues similar to those confronting Teradyne.

Paul J. Tufano	2005

Mr. Tufano, 58, has been the Executive Vice President and Chief Financial Officer of Alcatel-Lucent since December 2008. Mr. Tufano was the Executive Vice President and Chief Financial Officer of Solectron Corporation from January 2006 to October 2007 and Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano worked at Maxtor Corporation where he was President and Chief Executive Officer from February 2003 to November 2004, Executive Vice President and Chief Operating Officer from April 2001 to February 2003 and Chief Financial Officer from July 1996 to April 2001. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held a variety of management positions in finance and operations at International Business Machines Corporation.

Mr. Tufano contributes widespread knowledge of the issues confronting complex technology and manufacturing companies and extensive financial reporting expertise.

Roy A. Vallee	2000

Mr. Vallee, 59, has been Executive Chairman of the Board of Directors of Avnet, Inc. since July 2011 and a director of Avnet, Inc. since 1991. From July 1998 to July 2011, he was Chairman of the Board of Directors and Chief Executive Officer of Avnet, Inc. He also was Vice Chairman of the Board of Directors from November 1992 to July 1998 and President and Chief Operating Officer from March 1992 until July 1998. Since 2003, Mr. Vallee has been a director of Synopsys, Inc. He is currently a member of both the Federal Reserve’s 12th District Advisory Council and the Board of the National Association of Wholesalers.

Mr. Vallee contributes valuable executive experience within the global technology industry as well as extensive knowledge of the issues affecting complex technology companies.

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is providing shareholders with the opportunity at the 2012 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the shareholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables” pursuant to Item 402 of Regulation S-K.

Teradyne’s Board of Directors has implemented an executive compensation program that rewards performance. The Board fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short- and long-term performance targets that are important to the Company and its shareholders. The Board of Directors has designed the Company’s executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve the Company’s corporate objectives and increase shareholder value. The Company believes that the compensation policies and program are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of shareholders.

The performance-based executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s outstanding financial results for 2011. Despite a down-turn in the semiconductor test market, the Company generated significant free cash flow on revenue of $1.4 billion. The Company maintained its industry-leading profitability rate in 2011. Each business unit achieved profitability above the Company’s model. Teradyne’s Systems Test Group had record profitability with revenue from its Storage Test business unit more than tripling from 2010.

The Company’s performance-based variable compensation is tied both to its rate of profitability and to the achievement of certain business goals, including market share gains, strategic customer wins, engineering project milestones, cost controls and other growth targets – the achievement of which positively impact the Company’s long-term performance. Due to the Company’s market-leading rate of profitability and achievement of certain business goals, executive officers received 198% of their target variable cash compensation payout and 200% of their target performance-based restricted stock units.

The compensation of the executive officers over the last four years demonstrates the correlation between pay and performance. The 2011 and 2010 compensation for the named executive officers contrasts to compensation received for 2008 and 2009 where executive officers received compensation well below target. For 2009, executive officers received a 39% payout of target variable cash compensation, were not granted any performance-based restricted stock units and took base salary pay cuts which were only restored late in the year when business improved. Similarly, in 2008, the executive officers received a 45% payout of target variable cash compensation and none of their performance-based restricted stock units were received following the severe industry downtown. In 2010, due to the Company’s record rate of profitability and achievement of business goals, the executive officers received the maximum 200% of their target variable cash compensation payout and 200% of their target performance-based restricted stock units. In 2011, the Company had superior results across all of its business units but because it did not achieve certain growth targets, the variable compensation payout fell slightly below the 200% cap.

The Board of Directors’ focus on pay-for-performance resulted in the Company’s shareholders voting to approve the Say-on-Pay advisory resolution at the 2011 Annual Meeting of Shareholders with 98% of the votes cast approving the resolution. Notwithstanding the approval of the resolution, the Board of Directors continues to assess the Company’s executive compensation program to ensure it remains aligned with both short- and long-term performance.

The Company will report the results of the “Say-on-Pay” vote in a Form 8-K following the 2012 Annual Meeting of Shareholders. The Company also will disclose in subsequent proxy statements how the Company’s compensation policies and decisions take into account the results of the shareholder advisory vote on executive compensation.

The Board recommends a vote FOR the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected (and the Board of Directors has approved) PricewaterhouseCoopers LLP to serve as Teradyne’s independent registered public accounting firm for the fiscal year ending December 31, 2012. PricewaterhouseCoopers LLP, or its predecessor Coopers & Lybrand L.L.P., has served as Teradyne’s independent registered public accounting firm since 1968. Teradyne expects that a representative from PricewaterhouseCoopers LLP will be at the annual meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The ratification of this selection is not required by the laws of The Commonwealth of Massachusetts, where Teradyne is incorporated, but the results of this vote will be considered by the Audit Committee in selecting an independent registered accounting firm for future fiscal years.

The Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance and Board Policies

Teradyne is committed to good, transparent corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. The Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) to provide a framework for the effective governance of Teradyne. The Nominating and Corporate Governance Committee periodically reviews the Guidelines and recommends changes, as appropriate, to the Board of Directors for approval. The Board of Directors has also adopted written charters for its standing committees (Audit, Compensation, and Nominating and Corporate Governance), and the Company has a Code of Conduct applicable to all directors, officers and employees. Copies of the Guidelines, committee charters, and Code of Conduct are available on the Company’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link. Teradyne posts additional information on its web site from time to time as the Board makes changes to Teradyne’s corporate governance policies.

Teradyne has instituted a variety of policies and practices to foster and maintain good corporate governance. The Board reviews these practices on a regular basis. Teradyne’s current policies and practices include the following:

•	Independent Directors as Majority of Board and independent Board Chair;

•	All Directors Elected Annually for One-Year Term with Majority Voting for Uncontested Board Elections;

•	Policy that “Poison Pill” Requires Shareholder Approval;

•	Recoupment of Incentive Compensation from Executives for Fraud Resulting in Financial Restatement;

•	Director and Executive Officer Stock Ownership Guidelines;

•	Annual Board and Committee Self-Assessment; and

•	Review by Nominating and Corporate Governance Committee of Director’s Change in Position.

Board Nomination Policies and Procedures

Director nominees are evaluated on the basis of a range of criteria, including (but not limited to): integrity, honesty and adherence to high ethical standards; business acumen, experience and ability to exercise sound judgments and contribute positively to a decision-making process; commitment to understanding Teradyne and its industry, and to regularly attend and participate in Board and Committee meetings; ability to ensure that outside commitments do not materially interfere with duties as a Board member; absence of a conflict of interest or appearance of a conflict of interest; and other appropriate considerations. Nominees, excluding directors serving on Teradyne’s Board on January 28, 1997, shall be 72 years or younger as of the date of election or appointment. No director may serve on more than four other public company boards.

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates for election to the Board. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by shareholders and other nominees. All nominees must meet, at a minimum, the board membership criteria described above.

The Board seeks nominees with a broad diversity of viewpoints, professional experience, education, geographic representation, backgrounds and skills. The Board does not assign specific weights to particular criteria for prospective nominees. Teradyne believes that the backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the Nominating and Corporate Governance Committee, 600 Riverpark Drive, North Reading, MA 01864. Shareholders wishing to nominate directors may do so by submitting a written notice to the Secretary at the same address in accordance with the nomination procedures set forth in Teradyne’s bylaws. Additional information regarding the nomination procedure is provided in the section below captioned “Shareholder Proposals for 2013 Annual Meeting of Shareholders”.

Director Independence

Teradyne’s Corporate Governance Guidelines require that at least a majority of the Board shall be independent. To be considered independent, a director must satisfy the definitions pursuant to the SEC and NYSE rules, meet the standards regarding director independence adopted by Teradyne, and, in the Board’s judgment, not have a material relationship with Teradyne. The standards for determining independence are available on Teradyne’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

The Board has determined that the following directors are independent using the criteria identified above: James W. Bagley, Albert Carnesale, Daniel W. Christman, Edwin J. Gillis, Timothy E. Guertin, Paul J. Tufano and Roy A. Vallee. In determining the independence of Teradyne’s directors, the Board reviewed and determined that the following did not preclude a determination of independence under Teradyne’s standards: Mr. Tufano’s position as Executive Vice President and Chief Financial Officer of Alcatel-Lucent, one of Teradyne’s customers; and Mr. Vallee’s position as Executive Chairman of the Board of Avnet, Inc., one of Teradyne’s customers and suppliers, and his position as a director of Synopsys, Inc., one of Teradyne’s customers. The Board has determined that Mr. Bradley is not independent because he is Teradyne’s Chief Executive Officer and President.

All members of the Company’s three standing committees – the Audit, Compensation and Nominating and Corporate Governance Committee – are required to be independent and have been determined by the Board to be independent pursuant to the SEC and NYSE rules, as well as Teradyne’s standards.

The independent directors of the Board and its standing committees periodically meet without management present.

Board Leadership Structure

Since August 2010, Albert Carnesale has served as an independent Chair of the Board. The Board believes that having an independent Chair is the preferred corporate governance structure for the Company because it strikes an effective balance between management and independent leadership participation in the Board process.

Code of Ethics

The Code of Conduct is Teradyne’s ethics policy. The Board has established a means for anyone to report violations of the ethics policy on a confidential or anonymous basis. Teradyne’s Code of Conduct is available on Teradyne’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

Teradyne maintains an insider trading policy as part of its Code of Conduct. Among other things, the insider trading policy prohibits trading on material non-public information and provides that directors, executive officers and certain other employees are prohibited from buying or selling Teradyne securities during the Company’s non-trading periods, also called “blackout periods”, except pursuant to an approved trading plan.

Teradyne shall disclose any change to or waiver from the Code of Conduct granted to an executive officer or director within four business days of such determination by disclosing the required information on its web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

Board Oversight of Risk

Management is responsible for the day-to-day management of risks to the Company, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. Management attends regular Board and committee meetings and discusses with the Board and committees various risks confronting the Company, including operational, legal, market and competitive risks.

Related Party Transactions

Under Teradyne’s written “Conflict of Interest Policy,” which is part of Teradyne’s Code of Conduct, the General Counsel notifies the Audit Committee of any investment or other arrangement to be entered into by Teradyne that could or would be perceived to represent a conflict of interest with any of the executive officers or directors. Every year Teradyne makes an affirmative inquiry of each of the executive officers and directors as to their existing relationships. Teradyne reports the results of these inquiries to the Audit Committee.

Shareholder Communications with Board of Directors

Shareholders and other interested parties may communicate with one or more members of the Board, including the Chair, or the non-management directors as a group by writing to the Non-Management Directors, Board of Directors, 600 Riverpark Drive, North Reading, MA 01864 or by electronic mail at nonmanagementdirectors@teradyne.com. Any communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate executive. Solicitations, junk mail, computer viruses, and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

Under Teradyne’s Corporate Governance Guidelines, each director is expected to attend each annual meeting of shareholders. All directors attended the 2011 Annual Meeting of Shareholders held on May 24, 2011.

Board Meetings

The Board met five times during the year ended December 31, 2011. The non-employee directors, all of whom are independent, held executive sessions in which they met without management after its regularly scheduled meetings during 2011. The Chair of the Board presides over all Board meetings and each executive session. During 2011, each director attended at least 75% of the total number of meetings of the Board and committee meetings held while such person served as a director. Teradyne’s Corporate Governance Guidelines, which are available at www.teradyne.com under the “Corporate Governance” section of the “Investors” link, provide a framework for the conduct of the Board’s business.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In accordance with the rules of the New York Stock Exchange, all of the committees are comprised of independent directors. The members of each committee are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee. Each committee performs a self-evaluation and reviews its charter annually. Actions taken by any committee are reported to the Board, usually at the next Board meeting following the action. The table below shows the current membership of each of the standing committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James W. Bagley	Albert Carnesale	Albert Carnesale
Edwin J. Gillis*	Daniel W. Christman	Daniel W. Christman*
Paul J. Tufano	Timothy E. Guertin	Timothy E. Guertin
	Roy A. Vallee*	Roy A. Vallee

*	Committee Chair

Audit Committee

The Audit Committee has three members, all of whom have been determined by the Board to be independent pursuant to the SEC and NYSE rules, as well as Teradyne’s independence standards. In addition, the Board determined that each member of the Audit Committee is financially literate and an “audit committee financial expert” as defined in the rules and regulations promulgated by the SEC. The Audit Committee’s oversight responsibilities, described in greater detail in its charter, include, among other things:

•	matters relating to the financial disclosure and reporting process, including the system of internal controls;

•	performance of the internal audit function;

•	compliance with legal and regulatory requirements; and

•	appointment and activities of the independent registered public accounting firm.

The Audit Committee met eleven times during 2011. The responsibilities of the Audit Committee and its activities during 2011 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation Committee

The Compensation Committee has four members all of whom have been determined by the Board to be independent pursuant to the SEC and NYSE rules, as well as Teradyne’s independence standards. The Compensation Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	oversight of Teradyne’s compensation plans and policies;

•	recommend changes and/or recommend the adoption of new plans to the Board, as appropriate;

•	review and recommend to the Board each year the compensation for non-employee directors;

•	evaluation of and recommendation to the independent directors of the Board the annual cash and equity compensation and benefits to be provided for the Chief Executive Officer; and

•	review and approval of the cash and equity compensation and benefit packages of the other executive officers.

The Compensation Committee has the authority to and does engage the services of independent advisors, experts and others to assist it from time to time. Teradyne’s compensation and benefits group in the Human Resources Department supports the Compensation Committee in its work and assists in administering the compensation plans and programs.

The Compensation Committee met five times during 2011.

The Compensation Committee has retained Compensia, Inc. (“Compensia”), an independent executive compensation advisor, regarding Teradyne’s executive and Board compensation policies and practices, including: (1) an executive officer compensation competitive analysis; (2) a director compensation competitive analysis; (3) a peer group analysis; and (4) a Tally sheet analysis for executive officers. Compensia has provided no other services to the Compensation Committee or Teradyne.

The Compensation Committee also uses proprietary compensation surveys prepared by the Radford Executive Survey, a technology company executive compensation survey.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. None of Teradyne’s executive officers serves on the Compensation Committee of any of the companies in which the directors are officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has four members, all of whom have been determined by the Board to be independent pursuant to SEC and NYSE rules, as well as Teradyne’s independence standards. The Nominating and Corporate Governance Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	identify individuals qualified to become Board members;

•	recommend to the Board the nominees for election or re-election as directors at the annual meeting of shareholders;

•	develop and recommend to the Board a set of corporate governance principles;

•	oversee and advise the Board with respect to corporate governance matters; and

•	oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee identifies director candidates through numerous sources, including recommendations from existing Board members, executive officers, and shareholders and through engagements with executive search firms.

Non-employee directors must notify the Nominating and Corporate Governance Committee if the director experiences a change of position from that held upon first becoming a member of the Board. Upon any such notification, the Nominating and Corporate Governance Committee will review the appropriateness of the director’s continued membership under the circumstances. Teradyne’s Corporate Governance Guidelines also provide that the continuation of a former Chief Executive Officer of the Company on the Board is a matter to be decided by the Board, upon recommendation of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee met four times during 2011.

Director Compensation

Teradyne uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Non-employee directors’ compensation is determined by the Board at the recommendation of the Compensation Committee. Directors who are employees of Teradyne receive no compensation for their service as a director.

Effective May 24, 2011, upon the recommendation of the Compensation Committee after review of benchmark data for Teradyne’s peer companies, the Board increased the compensation for non-employee directors.

Cash Compensation

In 2011, the non-employee directors were compensated at the rate of $65,000 per year pro rated from January 1, 2011 until May 24, 2011 and compensation at the rate of $70,000 per year pro rated from May 24, 2011 through December 31, 2011. The Chair of the Compensation Committee received an additional $7,500 per year pro rated from January 1, 2011 until May 24, 2011 and an additional $10,000 per year pro rated from May 24, 2011 through December 31, 2011. The Chair of the Nominating and Corporate Governance Committee received an additional $7,500 per year. The Chair of the Audit Committee received an additional $12,500 per year pro rated from January 1, 2011 until May 24, 2011 and an additional $15,000 per year pro rated from May 24, 2011 through December 31, 2011. The Board Chair received an additional $65,000 per year pro rated from January 1, 2011 until May 24, 2011 and an additional $70,000 per year pro rated from May 24, 2011 through December 31, 2011.

Equity Compensation

Each non-employee director receives an annual grant having a fair market value equal to $120,000, an increase of $10,000 from the value of equity compensation in 2010, on the earlier of (i) the date that the annual meeting of shareholders is held and (ii) the last Thursday in May. This annual grant vests in full on the one-year anniversary of the date of grant.

Each new non-employee director is granted an award on the date first elected or appointed to the Board (other than pursuant to an election at the annual meeting of shareholders) having a fair market value equal to $120,000 pro-rated daily to reflect the period between the director’s date of election or appointment and the date of the next annual board grant. This grant to new, non-employee directors vests in full on the date of the next annual board grant.

Director Deferral Program

The non-employee directors may elect to defer their cash and/or equity compensation and have the compensation invested into (1) an interest bearing account (based on ten-year treasury note interest rates) or (2) a deferred stock unit (“DSU”) account. If a non-employee director elects to participate in the plan, he or she will receive either the cash value of the interest bearing account or shares of the common stock underlying the DSU’s within ninety (90) days following the end of his or her board service.

Director Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of directors with those of the shareholders and ensure that the directors have an ongoing financial stake in the Company’s success. Pursuant to the guidelines, directors are expected to attain (within five years from the date of initial election to the Board) and maintain an investment level in stock equal to three times the annual cash retainer of a director. All of the directors met the ownership guidelines as of year-end.

Director Compensation Table for 2011

The table below summarizes the compensation Teradyne paid to persons who served as a non-employee director for all or a portion of the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
James W. Bagley	$68,063	$120,008	$0	$188,071
Albert Carnesale	$136,126	$120,008	$0	$256,134
Daniel W. Christman	$75,563	$120,008	$0	$195,571
Edwin J. Gillis	$82,095	$120,008	$0	$202,103
Timothy E. Guertin(3)	$64,313	$155,872	$0	$220,185
Paul J. Tufano	$68,063	$120,008	$0	$188,071
Roy A. Vallee	$77,095	$120,008	$0	$197,103

(1)	The amounts in the “Stock Awards” column represent the grant date fair value of the 2011 RSU grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). For a discussion of the assumptions underlying this valuation please see Note B to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2011.

(2)	As of December 31, 2011, non-employee directors had the following vested options outstanding: Mr. Bagley 15,000, Mr. Carnesale 15,000, Mr. Tufano 25,000, and Mr. Vallee 15,000.

(3)	In addition to the annual grant for non-employee directors, Mr. Guertin also received an equity award on January 24, 2011, the date he was appointed to the Board, having a fair market value of $35,864, which is equal to $110,000 pro-rated daily to reflect the period between Mr. Guertin’s date of appointment and the date of the next annual board grant in May 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Teradyne’s directors, executive officers and any person who owns more than 10% of Teradyne’s common stock to file reports of initial common stock ownership and changes in common stock ownership with the SEC and the NYSE. Based solely on a review of these forms and written representations received from the directors and executive officers, Teradyne believes that all Section 16 filing requirements were met during the year January 1, 2011 through December 31, 2011.

AUDIT AND FINANCIAL ACCOUNTING OVERSIGHT

Principal Accountant Fees and Services

Fees for Services Provided by PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees for services provided by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2011 and December 31, 2010.

	2011	2010
Audit Fees	$2,213,150	$1,702,770
Audit-Related Fees	—	—
Tax Fees	—	20,000
All Other Fees	1,800	1,500

Total:	$2,214,950	$1,724,270

Audit Fees

Audit Fees are fees related to professional services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting for fiscal years 2011 and 2010. These fees include the review of the Company’s interim financial statements included in its quarterly reports on Form 10-Q and services that are normally provided by PricewaterhouseCoopers LLP in connection with other statutory and regulatory filings or engagements. During 2011, these services included audit services with respect to the acquisition of LitePoint Corporation, the divestiture of the Company’s Diagnostic Solutions business unit and the release of the Company’s deferred tax asset valuation allowance.

Tax Fees

Tax Fees in 2010 were for professional services related to the divestiture of the Company’s Diagnostic Solutions business unit.

All Other Fees

All Other Fees are fees for services other than audit fees, audit-related fees and tax fees. In both 2011 and 2010, there were fees of $1,500 paid related to technical accounting software licenses.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

During 2011 and 2010, the Audit Committee pre-approved all audit and other services performed by PricewaterhouseCoopers LLP.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. These services may include audit services, audit-related services, tax services and other services. In addition to generally pre-approving, on a case-by-case basis, services provided by the independent registered public accounting firm, the Audit Committee adopted a policy for the pre-approval of certain specified services that may be provided by the independent registered public accounting firm. Under this policy, the Audit Committee has pre-approved the independent registered public accounting firm’s engagement for the provision of certain services set forth in a detailed list subject to a dollar limit of either $50,000 or $100,000, depending on the service. The services set forth on the list have been identified in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved service list. Pursuant to the policy, management informs the Audit Committee, at least annually or more frequently upon its request, if the Company uses any pre-approved service and the fees incurred in connection with that service.

Audit Committee Report

In 2012, the Audit Committee reviewed Teradyne’s audited financial statements for the fiscal year ended December 31, 2011 and met with both management and PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), Teradyne’s independent registered public accounting firm, to discuss those financial statements.

The Audit Committee also reviewed the report of management contained in Teradyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC, as well as PricewaterhouseCoopers’ report included in Teradyne’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with PricewaterhouseCoopers various matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from and discussed with PricewaterhouseCoopers the written disclosures required by the Public Company Accounting Oversight Board’s Rule 3256, Communication with Audit Committees Concerning Independence, regarding the independent registered accounting firm’s communication with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers its independence.

Based on these reviews and discussions with management and PricewaterhouseCoopers, the Audit Committee recommended to the Board (and the Board has approved) that Teradyne’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

AUDIT COMMITTEE

Edwin J. Gillis (Chair)

James W. Bagley

Paul J. Tufano

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”), as amended or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

OWNERSHIP OF SECURITIES

The following table sets forth as of March 30, 2012 information relating to the beneficial ownership of Teradyne’s common stock by each director and executive officer, individually and as a group.

Name	Amount and Nature of Ownership(1)(2)	Percent of Class
James W. Bagley(3)	152,762	*
Gregory R. Beecher	92,009	*
Michael A. Bradley(4)	526,646	*
Albert Carnesale	60,522	*
Daniel W. Christman	13,218	*
Edwin J. Gillis	90,879	*
Charles J. Gray	60,092	*
Timothy E. Guertin	10,321	*
Jeffrey R. Hotchkiss	38,978	*
Mark E. Jagiela	117,866	*
Paul J. Tufano	59,722	*
Roy A. Vallee(5)	93,785	*
All executive officers and directors as a group (12 people consisting of 5 executive officers and 7 non-employee directors)(6)	1,316,800	0.71%

*	less than 1%
(1)	Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The address for each named person is: c/o Teradyne, Inc., 600 Riverpark Drive, North Reading, Massachusetts 01864.
(2)	Includes shares of common stock which have not been issued but which either (i) are subject to options which either are presently exercisable or will become exercisable within 60 days of March 30, 2012, (ii) are subject to restricted stock units which vest within 60 days of March 30, 2012, or (iii) with respect to certain non-employee directors, are issuable pursuant to the Teradyne Deferral Plan for Non-Employee Directors (the “Deferral Plan”) within 90 days of the date the non-employee director ceases to serve as such, as follows: Mr. Bagley, 32,673 shares (including 24,860 shares issuable pursuant to the Deferral Plan); Mr. Beecher, 6,936 shares; Mr. Bradley, 201,817 shares; Mr. Carnesale, 7,813 shares; Mr. Christman, 7,813 shares; Mr. Gillis, 24,192 shares (including 16,379 shares issuable pursuant to the Deferral Plan); Mr. Gray, 31,960 shares; Mr. Guertin, 7,813 shares; Mr. Hotchkiss, 3,338 shares; Mr. Jagiela, 6,936 shares; Mr. Tufano, 7,813 shares; Mr. Vallee, 46,451 shares (including 38,638 shares issuable pursuant to the Deferral Plan); all directors and executive officers as a group, 385,555 shares (including 79,877 shares issuable pursuant to the Deferral Plan).
(3)	Includes 120,089 shares of common stock held in a family trust for the benefit of Mr. Bagley and his wife.
(4)	Includes 324,829 shares of common stock over which Mr. Bradley shares voting and dispositive power with his wife.
(5)	Includes 47,334 shares of common stock held in a family trust for the benefit of Mr. Vallee and his wife.
(6)	The group is comprised of Teradyne’s executive officers and directors on March 30, 2012. Includes (i) an aggregate of 242,862 shares of common stock which the directors and executive officers as a group have the right to acquire by exercise of stock options within 60 days of March 30, 2012 granted under the stock plans, (ii) an aggregate of 62,816 shares of common stock which the directors and executive officers as a group will acquire by the vesting of restricted stock units within 60 days of March 30, 2012, and (iii) an aggregate of 79,877 shares of common stock issuable to non-employee directors pursuant to the Deferral Plan.

The following table sets forth certain persons who, based upon Schedule 13G filings made since December 31, 2011, own beneficially more than five percent of Teradyne’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(4)
Royce & Associates, LLC(1)	21,642,019	11.76%
745 Fifth Avenue New York, New York 10151

BlackRock, Inc.(2)	16,496,689	8.80%
40 East 52nd Street New York, New York 10022

The Vanguard Group, Inc.(3)	11,748,056	6.38%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

(1)	As set forth in Amendment No. 1 to a Schedule 13G, filed on January 23, 2012, Royce & Associates, LLC had, as of December 31, 2011, sole dispositive power and sole voting power with respect to all of the shares.
(2)	As set forth in Amendment No. 2 to a Schedule 13G, filed on February 10, 2012, BlackRock, Inc. had, as of December 31, 2011, sole dispositive power and sole voting power with respect to all of the shares.
(3)	As set forth in Amendment No. 2 to a Schedule 13G, filed on February 9, 2012, The Vanguard Group, Inc. had, as of December 31, 2011, sole dispositive power with respect to 11,494,233 shares, shared dispositive power with respect to 253,823 shares and sole voting power with respect to 253,823 shares.
(4)	Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of common stock held as of December 31, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2011 Executive Compensation Summary

Teradyne is a leading global supplier of automatic test equipment. The Company designs, develops, manufactures and sells automatic test systems and solutions to test complex electronics in the consumer electronics, automotive, computing, telecommunications, wireless, and aerospace and defense industries. The automatic test equipment market is highly competitive and is subject to business cycles characterized by rapid changes in demand that necessitate adjusting operations and managing spending prudently across business cycles.

Teradyne’s performance-based executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s outstanding financial results for 2011. The Company maintained its industry-leading profitability rate in 2011. Each business unit achieved profitability above the Company’s model. Notably, Teradyne’s Systems Test Group had record profitability with revenue from its Storage Test business unit more than tripling from 2010.

In 2011, the Company had revenue of $1.4 billion and generated significant free cash flow despite a downturn in the semiconductor test market. Teradyne’s performance for 2010 and 2011 has equaled or surpassed the performance of semiconductor “front-end” capital equipment companies who historically have achieved superior profitability to the companies such as Teradyne in the “back-end”, semiconductor test market.

The Company continued to invest for future growth while maintaining financial discipline. This resulted in the Company’s market-leading profitability. The long-term growth initiatives included the acquisition of LitePoint which expands the Company’s served market by nearly $1 billion and extends its reach further into the fast-growing wireless test market.

The Company’s performance-based variable compensation is tied both to its rate of profitability and to the achievement of certain business goals, including market share gains, strategic customer wins, engineering project milestones, cost controls and other growth targets – the achievement of which positively impact the Company’s long-term performance. Due to the Company’s market-leading rate of profitability and achievement of certain business goals, executive officers received 198% of their target variable cash compensation payout and 200% of their target performance-based restricted stock units.

The compensation of the executive officers over the last four years demonstrates the correlation between pay and performance. The 2011 and 2010 compensation for the named executive officers contrasts to compensation received for 2008 and 2009 where executive officers received compensation well below target. For 2009, executive officers received a 39% payout of target variable cash compensation, were not granted any performance-based restricted stock units and took base salary pay cuts which were only restored late in the year when business improved. Similarly, in 2008, the executive officers received a 45% payout of target variable cash compensation and none of their performance-based restricted stock units were received following the severe industry downtown. In 2010, due to the Company’s record rate of profitability and achievement of business goals, the executive officers received the maximum 200% of their target variable cash compensation payout and 200% of their target performance-based restricted stock units. In 2011, the Company again had superior results across all of its business units but because it did not achieve certain growth targets, the variable compensation payout fell slightly below the 200% cap.

The Board of Directors believes that the executive compensation for 2011 is reasonable and appropriate, is justified by the superior performance of the Company and is the result of a carefully considered approach. The Board further believes that the mix of short- and long-term business goals reflects the correct balance between short-term financial performance and long-term shareholder return. Though the Compensation Committee and Board will continue to review the executive compensation program, the past four years indicate that the program effectively rewards executive officers when there is superior performance by the Company, while appropriately adjusting compensation downward in the case of less-than-superior performance.

Executive Compensation Objectives

The objectives of the executive compensation program are to provide a competitive level of compensation that:

1)	aligns the interests of the executive officers with the shareholders;

2)	links executive officer compensation closely to corporate performance;

3)	motivates executive officers to achieve the Company’s short-term and long-term operating and financial goals without encouraging excessive or inappropriate risk; and

4)	assists in attracting and retaining qualified executive officers.

In setting compensation levels for executive officers (or in the case of the Chief Executive Officer, in making recommendations to the independent members of the Board), the Compensation Committee takes into account such factors as internal equity, market and peer data, benefits, individual and corporate performance and the general and industry-specific business environment, as well as the roles and responsibilities of each executive officer.

Role of the Compensation Committee

The Compensation Committee’s role is to fulfill certain responsibilities of the Board relating to compensation for the executive officers, and to review and oversee the administration of equity-based incentives, profit sharing, deferred compensation, retirement and pension plans, and other compensatory plans. The Compensation Committee recommends to the Board’s independent directors all aspects of the Chief Executive Officer’s compensation and is also responsible for approving all aspects of the other executive officers’ compensation. The Compensation Committee has the authority to select, retain and terminate compensation consultants, independent counsel and such other advisors as it determines necessary to carry out its responsibilities and approve the fees and other terms of retention of any such advisors.

Role of Executive Officers in Determining Executive Pay

The Chief Executive Officer makes individual compensation recommendations for the executive officers to the Compensation Committee for its review, consideration and determination. The Compensation Committee’s independent executive compensation consultant and members of the human resources department provide market and peer information for benchmarking purposes. The executive officers do not recommend or determine any element or component of their own pay package or their total compensation amount.

Benchmarking

To assure its compensation is competitive, Teradyne makes extensive use of benchmarking for its worldwide employee programs and its executive officer compensation. This benchmarking includes data gathered from surveys, compensation consultants and public filings.

In 2010, the Compensation Committee engaged an independent compensation consulting firm, Compensia, to develop benchmark comparisons of the peer companies as well as analyze executive pay packages and contracts and understand the impact of the Company’s financial measures on the pay package. Compensia recommended to the Compensation Committee a peer group that it believed reflects organizations of comparable size (revenue and market capitalization) and operations (product type and geographic scope) to Teradyne and that provided an appropriate sample size for benchmark comparisons. Compensia proposed, and the Compensation Committee reviewed and approved, a peer group that included the 21 companies listed below:

Atmel	National Semiconductor
Ciena	Novellus
Fairchild Semiconductor	Plantronics
FEI	Polycom
Intermec	Tellabs
Itron	Trimble Navigation
JDS Uniphase	Varian Semiconductor
KLA-Tencor	Verifone Holdings
Lam Research	Verigy
Loral Space & Communications	Zebra Technologies
National Instruments

In 2011, the Compensation Committee confirmed the continued applicability of the peer group to Teradyne and continued to use this peer group in determining 2011 compensation.

In 2012, the Compensation Committee engaged Compensia to reassess the peer group. Compensia recommended that the Compensation Committee retain the peer group which continued to reflect organizations of similar size and operations to Teradyne. Compensia also recommended removing National Semiconductor, Varian Semiconductor and Verigy from the peer group as each company had been acquired and was no longer reporting executive compensation information. As set forth in the table below, Teradyne is aligned to median revenues and median market capitalization in the peer group.

	Latest Reported Full Fiscal Year Revenue as of 12/31/11 (in millions)	Market Capitalization on 12/31/11 (in millions)
Median	$1,441	$2,189
Teradyne	1,429	2,502

Among the nineteen companies in the benchmark group including Teradyne, Teradyne ranks 10th of 19 (53rd percentile) in revenue and 9th of 19 (54th percentile) in market capitalization.

The Company augmented the peer group benchmarking by also using the Radford Executive Survey, a national executive compensation survey. From this survey, the Company used reported data for all semiconductor/semiconductor equipment companies as well as all technology companies between $750 million and $3 billion in revenue with a median of $1.4 billion.

Executive Compensation Program

Teradyne’s Board of Directors has implemented an executive compensation program that addresses the cyclicality of the business and rewards performance across business cycles. The Board fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short- and long-term performance targets that are important to the Company and its shareholders. The approach is designed to focus executives on creating stockholder value over the long-term and on delivering exceptional performance throughout fluctuations in business cycles.

The following chart illustrates performance-based target compensation for the named executive officers as a percentage of total target compensation for calendar year 2011.

Target Cash Compensation

Target cash compensation includes base salary and performance-based variable cash compensation. Base salary is designed to attract and retain talented executives and to provide a stable source of income. Variable cash compensation links the executive officer’s cash compensation with the Company’s annual and strategic performance objectives and motivates executive officers to achieve Teradyne’s financial, operating, and long-term goals.

Each January, the Compensation Committee sets target cash compensation for each executive officer, other than the Chief Executive Officer. The independent members of the Board set the target cash compensation for the Chief Executive Officer. The goal is that target compensation for each individual should be competitive with compensation of individuals holding similar roles and responsibilities within the peer companies and survey data used for benchmarking. The Committee and the Board also consider the performance of the Company relative to its peers, individual performance and the role and responsibilities of the executive officer.

The Compensation Committee sets performance-based variable cash compensation for executive officers as a percentage of base salary with a range, at target, of 65% to 75% of base salary. The target for Messrs. Beecher, Hotchkiss, and Jagiela is set at 75% and the target for Mr. Gray is set at 65%. The Board sets the target level of the Chief Executive Officer’s performance-based variable cash compensation at 100% of base salary in line with industry practice. Executive variable cash compensation is capped at 200% of target to limit actual executive compensation for periods of exceptionally strong performance.

In January, the Compensation Committee also establishes the specific formulas for the year’s variable cash compensation program. The performance-based variable cash compensation goals are determined by division and are based on: 1) a baseline formula for non-GAAP profit rate before interest and taxes or PBIT1 percentage; and 2) measurable operating, financial and strategic goals which serve to either increase or decrease the variable compensation payout baseline calculation. The performance-based compensation for the named executive officers is based on a weighted averaging formula of the performance of all of the Company’s divisions rather than by the performance of any one division. In establishing the performance targets, the Compensation Committee sets the PBIT percentage rate at a level it believes to be appropriate through the cycle for the businesses in which the Company operates, and sets other operating and financial goals based on the specific objectives of the Company for the year, as well as certain strategic objectives.

The goals may include strategic customer wins, market share gains, gross margin goals, new product introductions, engineering project milestones, cost controls and growth targets – the achievement of which positively impact the Company’s long-term performance. Teradyne is not disclosing the specific performance targets for these key operating and financial goals because they represent confidential commercially sensitive information that Teradyne does not disclose to the public and it believes, if disclosed, would cause competitive harm. Goals such as product development, market share, new product introductions, and margin goals for new and existing products are inherently competitive and, if disclosed, would provide valuable insight into specific customers, markets, and areas where Teradyne is focusing.

The Compensation Committee sets operating, financial and strategic goals for the variable cash compensation program to align executive compensation with the Company’s short-term financial and operating strategy and long-term growth strategy. In developing the variable compensation program, the Compensation Committee takes into account that the variable cash compensation targets are difficult to achieve because they are heavily contingent upon multiple factors, including technological innovations, customer demand and the actions of competitors. Goals to improve competitive positioning are challenging due to the strong competition within the Company’s markets, while technical and engineering innovations make product development goals difficult to achieve in a fixed time frame. The operating, financial and strategic targets may increase or decrease the variable compensation payout up to 60%.

Following the close of each fiscal year, the variable cash pay-out is calculated and presented to the Compensation Committee for review. Based on their conclusions regarding the performance of the divisions, the Compensation Committee then determines the variable cash compensation for the named executive officers. The three-, five-, and ten-year moving average variable cash compensation payouts have been 146%, 111%, and 101%, respectively, of the target amount with a range of 39% to 200% for individual years.

Equity Compensation

Equity compensation is designed to align executive compensation with shareholder return, motivate and reward individual and Company performance, and attract and retain talented individuals. Teradyne’s equity compensation program provides two types of long-term incentives: (1) time-based awards with four-year vesting conditioned upon continued service, supporting the Company’s employee retention efforts; and (2) performance-based awards which reward the achievement of short- and long-term corporate goals and which, if earned, also include time-vesting requirements.

Equity awards are made under the shareholder approved 2006 Equity and Cash Compensation Incentive Plan. The awards granted to executive officers are based upon each officer’s relative contribution, performance, and responsibility within the organization. The Compensation Committee assesses these factors each year for each executive officer.

[1]	PBIT is a non-GAAP financial measure equal to GAAP income from operations less restructuring and other, net, amortization of intangible assets and acquisition and divestiture related charges or credits.

At the beginning of each year, the Committee approves an overall equity budget to be used for awards to executive officers, employees and directors. Various factors are used in determining the annual equity grant budget, including the total projected expense to be incurred as a result of the equity awards, the burn rate and benchmark data from the peer group. The independent directors determine the award type and level for the Chief Executive Officer and the Committee determines the award type and level for all other executive officers. Management approves equity awards for all other employees within the overall equity budget pursuant to a delegation of authority from the Committee.

Since 2006, grants to executive officers have been made in January in order to align the evaluation and award of the equity compensation to the end of the fiscal year. The fair market value for these grants is determined using the closing price on the date of the equity grant as provided by the terms of Teradyne’s equity plans. No employee equity awards are granted during blackout periods, except for new hire grants. New hire grants are automatically issued on the first trading day of the month following the employee’s start date, in accordance with guidelines approved by the Committee.

Retirement Benefits

Retirement benefits are designed to attract and retain talented employees and reward long-term service to the Company. Retirement benefits provide a long-term savings opportunity for employees on a tax-efficient basis. In the U.S., the Company offers the Teradyne, Inc. Savings Plan (the “401k Plan”). The 401k Plan is available to all employees and provides a discretionary employer matching contribution. Executive officers may participate in the 401k Plan on the same terms as those available for other eligible U.S. employees. For 2011, the Company matched $1 for every $1 contributed by the employee to the Company’s 401k Plan and Supplemental Savings Plan (as defined below) up to 4% of the employee’s compensation for employees not accruing benefits in the Retirement Plan (as defined below), and no match for employees continuing to accrue benefits in the Retirement Plan or SERP (as defined below).

The Company also maintains a non-qualified Teradyne, Inc. Supplemental Savings Plan (the “Supplemental Savings Plan”) for certain employees whose benefits would otherwise be capped at limits based on restrictions imposed by the Internal Revenue Service. For additional information regarding the Supplemental Savings Plan, see the “Nonqualified Deferred Compensation Table.”

Teradyne also provides a separate retirement plan, the Retirement Plan for Employees of Teradyne, Inc. (the “Retirement Plan”). In 1999, this plan was discontinued for new employees, but participating employees were given the option to elect to continue in the plan or opt out of the plan in order to receive the higher employer match in the 401k Plan. Commencing in 2009, employees who continued in the separate Retirement Plan receive no 401k employer match. No named executive officer is currently earning benefits under the Retirement Plan.

The Company also maintains a defined benefit Supplemental Executive Retirement Plan (“SERP”) for certain senior employees. For additional information, see the “Pension Benefits Table.” The Chief Executive Officer is the only named executive officer earning benefits under the SERP.

The Compensation Committee considers the expense of the executive officers’ retirement benefits in determining their overall compensation.

Change in Control Agreements

The Compensation Committee and the Board have approved a change in control agreement for each executive officer similar to those offered by most peer companies. The Board also has approved an Agreement Regarding Termination Benefits with the Chief Executive Officer. The structure and design of these agreements, including the level of payments and benefits provided to the executive officers under the agreements, are intended to be similar to those provided by peer companies.

The change in control agreements provide a retention tool for the executive officers to remain with the Company both during and following the change in control and enable the executive officers to focus on the continuing business operations and the success of a potential business combination that the Board of Directors has determined to be in the best interests of the shareholders. This results in stability and continuity of operations during a potentially uncertain time.

Other Benefits

In order to attract and retain highly qualified employees, the Company offers benefit programs designed to be competitive in each country in which the Company operates. All U.S. employees and executive officers participate in similar healthcare, life and disability insurance, and other welfare programs.

In order to offer most employees an opportunity to acquire an equity interest in Teradyne, the Company offers an Employee Stock Purchase Plan. This plan allows participating employees to purchase shares of common stock through regular payroll deductions of up to 10% of their annual compensation, to a maximum of $25,000 per calendar year, not to exceed 6,000 shares. The purchase price is an amount equal to the lower of (a) 85% of the fair market value of the common stock on the first business day of the payment period or (b) 85% of the fair market value of the common stock on the last business day of the payment period. Each payment period is a six month period beginning in January or July and ending in June or December, respectively. 70% of U.S. employees, including certain executive officers, currently participate in the plan.

Teradyne’s Cash Profit Sharing Plan distributes 10% of Teradyne’s pre-tax profit to all eligible employees including executive officers. Plan payments are distributed as a consistent percentage of target cash compensation for all participants twice per year.

Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of executive officers with those of the shareholders and ensure that the executive officers responsible for overseeing operations have an ongoing financial stake in the Company’s success.

Pursuant to these guidelines, the Chief Executive Officer is expected to attain and maintain an investment level in stock equal to three times his annual base salary and all other executive officers are expected to attain and maintain an investment level equal to two times their annual base salary. In each case, such investment levels are expected to be attained within five years from the date upon which the individual becomes subject to the guidelines. Until this ownership guideline is met, officers are expected to retain at least 50% of the shares issued pursuant to an equity award, after taxes. During the year, the executive officers complied with the stock ownership guidelines, and at year end, all executive officers other than Mr. Gray (who has been with the Company less than five years) and Mr. Hotchkiss (due to a lower stock price at year end) were at or above the guideline ownership targets.

Recoupment Policy

A recoupment policy is applicable to all executive officers. Under this policy, the Company may recover incentive compensation that was based on achievement of financial results that were subsequently restated if an executive officer was found to be personally responsible for any fraud or intentional misconduct that caused the restatement. This policy covers variable compensation, cash payments and performance-based equity awards. The Board of Directors will review the Company’s recoupment policy following the issuance of regulations by the Securities and Exchange Commission pursuant to the Dodd-Frank Act.

Impact of Accounting and Tax Treatment on Executive Pay

In general, under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended, companies cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. Teradyne received shareholder approval on May 25, 2006 for the 2006 Equity and Cash Compensation Incentive Plan in order to grant equity awards that may satisfy the requirements for “qualified performance-based compensation.” In May 2008, the shareholders approved an amendment to the plan that limits the amount of variable cash compensation to be paid to any plan participant in any fiscal year to $3 million, allowing compliant cash awards made under the plan to be “qualified performance-based compensation,” and for such cash awards in excess of $1 million in any fiscal year to be deductible for tax purposes under Section 162(m) of the Code. In May, 2011, the shareholders re-approved the material terms of the performance goals under the plan to enable the entire amount of “qualified performance-based compensation” paid to certain executive officers to be exempt from the $1 million deduction limit that would otherwise apply.

2011 Executive Compensation

In January 2011, the Compensation Committee reviewed the performance of the named executive officers during 2010 and conducted its annual assessment of executive compensation. In addition to the executive officer’s performance during 2010, the Compensation Committee considered benchmark data from the peer group in setting executive compensation for 2011.

2011 Target Cash Compensation

To align cash compensation with the peer group data, the Compensation Committee, and the independent directors in the case of the Chief Executive Officer, approved increases in the 2011 base salaries and target cash compensation for certain of the named executive officers. The 2010 and 2011 base salaries and target cash compensation are set forth below:

	Base Salary		Target Cash Compensation
	2010	2011	2010	2011
Michael A. Bradley	$644,000	$660,000	$1,288,000	$1,320,000
Gregory R. Beecher	370,000	380,000	647,500	665,000
Mark E. Jagiela	360,000	370,000	630,000	647,500
Jeffrey R. Hotchkiss	300,000	300,000	525,000	525,000
Charles J. Gray	300,000	300,000	480,000	495,000

The Compensation Committee continued to use the same goal structure for determining performance-based variable cash compensation in 2011 as in the last five years:

1)	an 11.1% target for non-GAAP PBIT measured as a percentage of revenue; and

2)	performance against key operating, financial and strategic goals by each business division.

The Compensation Committee selected the PBIT percentage target based on what they determined to be appropriate through-the-cycle profit margins in the Company’s industry. Performance against the 2011 operating, financial and strategic goals could then increase or decrease the variable cash compensation payout by up to 60%. The operating, financial and strategic goals for 2011 included market share gains in its Semiconductor Test Division, new customer bookings in its Storage Test Business Unit and new business growth initiatives beyond the Company’s core business. The maximum variable cash compensation payout for the named executive officers is 200% of the target amount.

In January 2012, the Compensation Committee reviewed the Company’s performance against its 2011 performance-based variable cash compensation targets. The divisions’ performances varied from 166% of target to 236% of target. As an example, the variable cash compensation payout for the Semiconductor Test Division, which historically accounts for approximately 70-80% of Teradyne’s revenue and a commensurate portion of the variable cash compensation calculation for the executive officers, exceeded its PBIT percentage target which positively impacted the calculation. Once the performance of the divisions was determined, the payout for the named executive officers was calculated by applying a weighted averaging formula of the performance of all divisions.

The Compensation Committee, and independent directors in the case of the Chief Executive Officer, approved a 198% payout of target variable cash compensation for each named executive officer for 2011 which, due to the different variable compensation factors for each executive officer, contributed to actual total cash compensation ranging between 39% and 49% above target, depending on the named executive officer. The payout amounts of 2011 performance-based variable cash compensation for each named executive officer can be found under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

2011 Equity Award

In January 2011, the Compensation Committee, and the independent directors in the case of the Chief Executive Officer, approved the 2011 equity awards for the named executive officers. The Compensation Committee and independent directors continued to award time-based and performance-based RSUs and stock options for the 2011 equity grant but increased the allocation of performance-based RSUs in the equity mix by 10% with a corresponding decrease in the stock option allocation. The reasons for the equity mix are two-fold: (i) to align with industry and peer group trends; and (ii) to increase the proportion of equity compensation tied to long- and short-term performance. This increase in the allocation of performance-based RSUs follows the change in 2010 in which performance-based equity (performance-based RSUs and stock options) was increased to 60% from 50% in 2009 of the total mix of equity.

The performance targets for the performance-based RSUs are aligned to the 2011 variable cash compensation targets. These targets, based on the operating, financial, and strategic goals of the Company, include both short- and long-term/strategic performance elements. The short-term performance target is based on PBIT percentage for the year; the long-term/strategic performance targets are measurable operating and financial goals such as strategic customer wins, market share gains, engineering project milestones, cost controls and growth targets – the achievement of which positively impact the Company’s long-term performance. The Board believes that using a mix of both short- and long-term targets for both variable cash compensation and performance-based RSUs effectively focuses management on annual and long-term goals across all forms of performance-based compensation.

In order to maintain a competitive equity compensation level relative to the peer companies, the 2011 equity grant values at target for named executive officers increased 8.6% from the 2010 equity grant values at target. Specifically, Mr. Bradley’s 2011 equity award was increased by 9.5%, and the awards for Messrs. Beecher, Gray, Hotchkiss and Jagiela were increased 10.0%, 10.0%, 0.0% and 8.0%, respectively. Total potential equity ownership for Teradyne’s executive officers is competitive with the peer group.

The 2011 equity grant was split 40% to time-based RSUs, 40% to performance-based RSUs and 20% to non-qualified stock options. The specific number of RSUs and options were then calculated based upon the closing price of the Company’s stock on the grant date for RSUs and the Black-Scholes grant date fair value calculation for options. The table below sets forth the grant date equity values of the 2011 time-based RSUs, performance-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time-based RSUs	Number of Performance- based RSUs at Target(1)	Number of Stock Options	Value of Time-based RSUs	Value of Performance- based RSUs at Target(1)	Value of Stock Options	Total Equity Value
Michael A. Bradley	51,264	51,264	61,721	$832,015	$832,015	$416,000	$2,080,030
Gregory R. Beecher	23,044	23,044	27,744	$374,004	$374,004	$186,995	$935,003
Mark E. Jagiela	23,044	23,044	27,744	$374,004	$374,004	$186,995	$935,003
Jeffrey R. Hotchkiss	11,091	11,091	13,353	$180,007	$180,007	$89,999	$450,013
Charles J. Gray	11,707	11,707	14,094	$190,005	$190,005	$94,994	$475,004

(1)	Based on the achievement against the performance metrics as approved by the Compensation Committee and the Board in January 2012, each executive officer received 200% of the target number of performance-based RSUs granted in 2011.

The grant date for the 2011 equity grants approved by the Compensation Committee was January 28, 2011. The values of the grants were determined based on the closing price of Teradyne’s stock on that grant date. The 2011 time-based RSU grants for all employees, including named executive officers, as well as the stock options and performance-based RSUs for named executive officers, vest in equal amounts annually over four years. The stock option grants have a term of seven years from the date of grant.

In January 2012, the Compensation Committee reviewed the Company’s performance against its 2011 performance-based variable equity compensation targets. On this basis, the Compensation Committee, and independent directors in the case of the Chief Executive Officer, approved the number of the 2011 performance-based RSUs at 200% of target. The number of performance-based RSUs granted can be found in the Grants of Plan Based Awards Table and the value of the performance-based shares granted for each named executive officer can be found in the footnotes to the column “Stock Awards” in the Summary Compensation Table.

2012 Executive Compensation

In January 2012, the Compensation Committee conducted its annual assessment of executive compensation. The Committee evaluated the performance of the named executive officers during 2011 and concluded that the Company had:

•	Achieved revenue of $1.4 billion in a challenging market environment;

•	Continued the transformation of the Company’s financial model, resulting in industry-leading profitability and free cash flow;

•	Achieved model or above model profitability in each business unit, including record revenue growth and profitability in the Company’s Storage Test business; and

•	Effectively balanced short-term profitability with long-term investments in growth, including the acquisition of LitePoint extending the Company’s business into the high growth wireless test market.

As a result, the Company performed significantly better than its competitors and provided strong total shareholder return compared to its peers. In addition to evaluating the Company’s performance during 2011, the Compensation Committee engaged its independent consultants, Compensia, to assess executive compensation for 2012 using the adjusted peer group and the Radford survey data. The Board’s Compensation Committee took into account the positive results of the shareholder advisory vote on executive compensation by continuing to focus on performance-based compensation.

2012 Target Cash Compensation

The Compensation Committee, and the independent directors in the case of the Chief Executive Officer, approved increases in the 2012 base salaries and target cash compensation for certain of the named executive officers as a result of the growth in the Company’s revenue and profitability over the last two years and in order to align cash compensation with the industry. The 2011 and 2012 base salaries and target cash compensation are set forth below:

	Base Salary		Target Cash Compensation
	2011	2012	2011	2012
Michael A. Bradley	$660,000	$720,000	$1,320,000	$1,440,000
Gregory R. Beecher	380,000	415,000	665,000	726,250
Mark E. Jagiela	370,000	405,000	647,500	708,750
Jeffrey R. Hotchkiss	300,000	300,000	525,000	525,000
Charles J. Gray	300,000	328,000	495,000	541,200

The Compensation Committee increased Mr. Bradley’s base salary by 9.1% and the base salaries of Messrs. Beecher, Jagiela and Gray by between 9.2% and 9.5%. The Compensation Committee retained Mr. Bradley’s performance-based variable cash compensation at 100% in line with industry practice. Based on data provided by Compensia, the 2012 base and target cash compensation for the Chief Executive Officer and other named executive officers are competitive with the peer companies.

In 2012, the Compensation Committee increased the weighted average PBIT percentage target from 11.1% to 12.3% for the named executive officers. The Compensation Committee increased the PBIT percentage rate to reflect the level of profitability it believes to be appropriate for the businesses in which the Company operates and through-the-cycle profit margins in these businesses.

The business and financial goals for 2012 include market share gains for the Semiconductor Test Division, profitability targets for the new Wireless Test Division, quarterly operating breakeven targets, new customer wins, new product launches and growth targets for the Company’s service businesses. The Compensation Committee believes these business and financial goals effectively balance short-term profitability with long-term investment and growth. Based on data provided by Compensia, the level of variable compensation in Teradyne’s variable compensation program is consistent with market practice and Teradyne’s peer companies.

The maximum variable cash compensation payout for the named executive officers remains 200% of the target amount.

2012 Equity Award

In January 2012, the Compensation Committee, and the independent directors in the case of the Chief Executive Officer, approved the 2012 equity awards for the named executive officers. The Compensation Committee and independent directors retained the same mix of time-based RSUs (40%), performance-based RSUs (40%) and non-qualified stock options (20%) for the 2012 equity grant. The equity mix is consistent with the peer data provided by Compensia.

The short- and long-term performance targets for the performance-based RSUs are the same as the 2012 variable cash compensation targets, including the increased weighted average PBIT target of 12.3%. The final number of performance-based RSUs awarded will be determined by the Compensation Committee and the Board near the one-year anniversary of the grant date.

In order to maintain a competitive equity compensation level relative to the peer companies, the 2012 equity grant values at target for named executive officers increased 6.3% from the 2011 equity grant values at target. Mr. Bradley’s 2012 equity award was increased by 6.5%, and the awards for Messrs. Beecher, Jagiela, Hotchkiss and Gray were increased 6.3%, 6.3%, 0.0% and 12.1%, respectively. Total potential equity award levels for Teradyne’s executive officers are competitive with the peer group.

The specific number of RSUs and options were calculated based upon the closing price of the Company’s stock on the grant date for RSUs and the Black-Scholes grant date fair value calculation for options. The table below sets forth the grant date equity values of the 2012 time-based RSUs, performance-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time-based RSUs	Number of Performance- based RSUs at Target	Number of Stock Options	Value of Time-based RSUs	Value of Performance- based RSUs at Target	Value of Stock Options	Total Equity Value
Michael A. Bradley	52,254	52,254	64,650	$885,705	$885,705	$442,853	$2,214,263
Gregory R. Beecher	23,452	23,452	29,015	$397,511	$397,511	$198,753	$993,775
Mark E. Jagiela	23,452	23,452	29,015	$397,511	$397,511	$198,753	$993,775
Jeffrey R. Hotchkiss	10,620	10,620	13,139	$180,009	$180,009	$90,002	$450,020
Charles J. Gray	12,568	12,568	15,549	$213,028	$213,028	$106,511	$532,567

The grant date for the 2012 equity grants approved by the Compensation Committee was January 27, 2012. The values of the grants were determined based on the closing price of Teradyne’s stock on that grant date. The time-based RSU grants for all employees, including named executive officers, as well as the stock options and performance-based RSUs for named executive officers, vest in equal amounts annually over four years. The stock option grants have a term of seven years from the date of grant.

Compensation Committee Report

The Compensation Discussion and Analysis has been reviewed with management. Based on the review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Teradyne’s Annual Report on Form 10-K for the year ended December 31, 2011.

COMPENSATION COMMITTEE

Roy A. Vallee (Chair)

Albert Carnesale

Daniel W. Christman

Timothy E. Guertin

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers during the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Michael A. Bradley	2011	$660,000	$144,830	$1,664,030	$416,000	$1,306,800	$1,663,957	$18,574	$5,874,191
President & CEO	2010	$644,000	$244,102	$1,330,007	$569,998	$1,288,000	$1,092,995	$17,069	$5,186,171
	2009	$547,396	$15,005	$889,850	$883,375	$243,750	$942,025	$15,553	$3,536,954

Gregory R. Beecher	2011	$380,000	$72,964	$748,008	$186,995	$564,300	$—	$36,509	$1,988,776
VP, CFO & Treasurer	2010	$370,000	$122,714	$595,005	$255,000	$555,000	$—	$25,902	$1,923,621
	2009	$321,300	$7,563	$399,230	$396,325	$105,300	$—	$8,702	$1,238,420

Mark E. Jagiela	2011	$370,000	$71,044	$748,008	$186,995	$549,450	$56,022	$11,589	$1,993,108
President, Semiconductor Test Systems	2010	$360,000	$119,398	$595,005	$255,000	$540,000	$22,602	$22,778	$1,914,783
	2009	$311,100	$7,323	$399,230	$396,325	$101,957	$14,937	$6,464	$1,237,336

Jeffrey R. Hotchkiss	2011	$300,000	$57,603	$360,014	$89,999	$445,500	$120,952	$37,172	$1,411,240
President, Systems Test Group	2010	$285,278	$99,498	$315,000	$134,997	$450,000	$67,806	$22,091	$1,374,670
	2009	$267,750	$6,302	$216,450	$214,875	$87,750	$52,821	$12,268	$858,216

Charles J. Gray	2011	$300,000	$54,311	$380,010	$94,994	$386,100	$—	$12,460	$1,227,875
VP, General Counsel & Secretary	2010	$300,000	$90,970	$308,005	$132,000	$360,000	$—	$11,283	$1,202,258
	2009	$176,339	$5,186	$204,425	$217,750	$47,385	$—	$4,098	$655,183

(1)	The amounts in the “Salary” column represent the annual base salary for each named executive officer, which is paid monthly, and reflect the temporary salary reductions in effect during parts of 2009.

(2)	The amounts in the “Bonus” column represent payments made under the Cash Profit Sharing Plan.

(3)	The amounts under the “Stock Awards” column represent the fair value of the time-based and performance-based RSU awards on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). Performance-based RSUs are valued at the grant date based upon the probable outcome of the performance metrics. Therefore, the amounts under the “Stock Awards” column do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. The maximum value of these performance-based RSUs, assuming the highest level of performance conditions is achieved, is as follows for 2011 and 2010, respectively: Mr. Bradley: $1,664,030 and $1,140,004; Mr. Beecher: $748,008 and $510,002; Mr. Jagiela: $748,008 and $510,002; Mr. Hotchkiss: $360,014 and $270,000; and Mr. Gray: $380,010 and $264,004. Based on the achievement against the performance metrics and approved by the Compensation Committee and the Board in January 2012, the actual value of the performance-based RSUs awarded in 2011 is as follows: Mr. Bradley: $1,664,030; Mr. Beecher: $748,008; Mr. Jagiela: $748,008; Mr. Hotchkiss: $360,014; and Mr. Gray: $380,010. Based on the achievement against the performance metrics and approved by the Compensation Committee and the Board in January 2011, the actual value of the performance-based RSUs awarded in 2010 is as follows: Mr. Bradley: $1,140,004; Mr. Beecher: $510,002; Mr. Jagiela: $510,002; Mr. Hotchkiss: $270,000; and Mr. Gray: $264,004. No performance-based RSUs were granted to executive officers in 2009. For a discussion of the assumptions underlying this valuation, please see Note B to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2011.

(4)	The amounts under the “Option Awards” column represent the fair value of the award on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). For a discussion of the assumptions underlying this valuation please see Note B to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2011.

(5)	The amounts under the “Non-Equity Incentive Plan Compensation” column represent amounts earned as variable cash compensation for services performed.

(6)	The amounts under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the present value of pension benefits accrued. See also the disclosure below in “Retirement and Post-Employment Tables”. Not included in this column are earnings on the Supplemental Saving Plan in which certain of the named executive officers participate, as earnings and losses under that plan are determined in the same manner and at the same rate as externally managed investments. See “Nonqualified Deferred Compensation Table”.

(7)	The amounts under the “All Other Compensation” column represent the following amounts for 2011 for the named executive officers:

	Company Contributions to Defined Contribution Plans	Value of Life Insurance Premiums	Total – All Other Compensation
Michael A. Bradley	$0	$18,574	$18,574
Gregory R. Beecher	31,976	4,533	36,509
Mark E. Jagiela	9,800	1,789	11,589
Jeffrey R Hotchkiss	23,542	13,630	37,172
Charles J. Gray	9,800	2,660	12,460

Grants of Plan-Based Awards Table

The following table sets forth information concerning plan-based awards to the named executive officers during the fiscal year ended December 31, 2011.

	Grant Date		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael A. Bradley	1/1/2011	(3)	$—	$660,000	$1,320,000	—	—	—	—	—	—	—
	1/28/2011	(4)	$—	$—	$—	—	51,264	102,528	51,264	61,721	$16.23	$2,080,030

Gregory R. Beecher	1/1/2011	(3)	$—	$285,000	$570,000	—	—	—	—	—	—	—
	1/28/2011	(4)	$—	$—	$—	—	23,044	46,088	23,044	27,744	$16.23	$935,003

Mark E. Jagiela	1/1/2011	(3)	$—	$277,500	$555,000	—	—	—	—	—	—	—
	1/28/2011	(4)	$—	$—	$—	—	23,044	46,088	23,044	27,744	$16.23	$935,003

Jeffrey R. Hotchkiss	1/1/2011	(3)	$—	$225,000	$450,000	—	—	—	—	—	—	—
	1/28/2011	(4)	$—	$—	$—	—	11,091	22,182	11,091	13,353	$16.23	$450,013

Charles J. Gray	1/1/2011	(3)	$—	$195,000	$390,000	—	—	—	—	—	—	—
	1/28/2011	(4)	$—	$—	$—	—	11,707	23,414	11,707	14,094	$16.23	$475,004

(1)	The grants under the “Estimated Future Payouts under Equity Incentive Plan Awards” column represent the target and maximum number of performance-based RSUs granted in 2011. Based on the achievement against the performance metrics as approved by the Compensation Committee and the Board in January 2012, the actual number of the performance-based RSUs granted to the executive officers in 2011 is set forth in the “Maximum” column.
(2)	The grants under the “All Other Stock Awards: Number of Shares of Stock or Units” column represent the number of time-based RSUs granted to each named executive officer in 2011.
(3)	These grants of variable cash compensation were made pursuant to the 2006 Equity and Cash Compensation Incentive Plan and reflect the threshold, target and maximum cash payouts for these awards; the actual payouts are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(4)	In 2011, the named executive officers were granted time-based RSUs, performance-based RSUs, and stock options. The threshold, target and maximum numbers apply to performance-based RSUs only.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards at the fiscal year-end, December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael A. Bradley	121,250	231,250	$4.81	01/30/16
	34,756	104,268	$9.34	01/29/17
	—	61,721	$16.23	01/28/18
					27,288	$371,935	(1)
					92,500	$1,260,775	(2)
					152,571	$2,079,543	(3)
					153,792	$2,096,185	(4)
Gregory R. Beecher	—	103,750	$4.81	01/30/16
	—	46,647	$9.34	01/29/17
	—	27,744	$16.23	01/28/18
					10,439	$142,284	(1)
					41,500	$565,645	(2)
					68,257	$930,343	(3)
					69,132	$942,269	(4)
Mark E. Jagiela	—	103,750	$4.81	01/30/16
	—	46,647	$9.34	01/29/17
	—	27,744	$16.23	01/28/18
					10,439	$142,284	(1)
					41,500	$565,645	(2)
					68,257	$930,343	(3)
					69,132	$942,269	(4)
Jeffrey R. Hotchkiss	—	56,250	$4.81	01/30/16
	—	24,695	$9.34	01/29/17
	—	13,353	$16.23	01/28/18
					7,365	$100,385	(1)
					22,500	$306,675	(2)
					36,136	$492,534	(3)
					33,273	$453,511	(4)
Charles J. Gray	—	40,625	$6.29	05/01/16
	—	24,147	$9.34	01/29/17
	—	14,094	$16.23	01/28/18
					16,250	$221,488	(5)
					35,333	$481,589	(3)
					35,121	$478,699	(4)

(1)	For each named executive officer, the vesting dates for RSUs granted on January 25, 2008 are twenty-five percent (25%) of the RSUs vested on each of January 25, 2009, January 25, 2010 and January 25, 2011 and twenty-five percent (25%) will vest on January 25, 2012.
(2)	For each named executive officer, the vesting dates for RSUs granted on January 30, 2009 are twenty-five percent (25%) of the RSUs vested on each of January 30, 2010 and January 30, 2011 and twenty-five percent (25%) will vest on each of January 30, 2012 and January 30, 2013.
(3)	For each named executive officer, the vesting dates for RSUs granted on January 29, 2010 are twenty-five percent (25%) of the RSUs vested on January 29, 2011 and twenty-five percent (25%) will vest on each of January 29, 2012, January 29, 2013, and January 29, 2014.
(4)	For each named executive officer, the vesting dates for RSUs granted on January 28, 2011 are twenty-five percent (25%) of the RSUs will vest on each of January 28, 2012, January 28, 2013, January 28, 2014, and January 28, 2015.
(5)	For Mr. Gray, the vesting dates for the new hire RSUs granted on May 1, 2009 are twenty-five percent (25%) vested on each of May 1, 2010 and May 1, 2011 and twenty-five percent (25%) will vest on each of May 1, 2012 and May 1, 2013.

Option Exercises and Stock Vested Table

The named executive officers exercised stock options during 2011. The following table shows: (1) the number of shares acquired upon exercise of stock options and the value realized on exercise during 2011; and (2) the number of shares acquired as a result of the vesting of RSUs and the value realized on vesting during 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael A. Bradley	50,000	$624,485	146,909	$2,334,975
Gregory R. Beecher	67,423	$748,394	62,317	$995,758
Mark E. Jagiela	67,423	$722,721	61,689	$986,570
Jeffrey R. Hotchkiss	36,356	$378,029	36,680	$580,772
Charles J. Gray	28,361	$250,807	19,902	$324,978

Retirement and Post-Employment Tables

Pension Benefits Table

The Company offers a qualified Retirement Plan and a non-qualified SERP. In 1999, the Company discontinued both plans to new members. At that time, all employees were offered the choice to remain in the Retirement Plan and continue to accrue benefits, or opt for an additional match in the 401k Plan, in lieu of participation in the Retirement Plan. Fifty percent (50%) of the employees elected to remain in the Retirement Plan. One hundred eighty-six current employees continue to accrue benefits in the Retirement Plan and only eleven in the SERP. In November 2009, the Board voted to freeze the benefits under the Retirement Plan for these eleven employees, including Mr. Bradley, who participate in both the Retirement Plan and the SERP. These employees will continue to receive the same retirement benefits, but through the SERP rather than through continued accruals in the Retirement Plan. Mr. Bradley, Mr. Jagiela and Mr. Hotchkiss are entitled to benefits under the Retirement Plan but are no longer accruing additional benefits under that plan.

The SERP pension formula is identical to that of the Retirement Plan, except an employee’s eligible earnings are based on the employee’s highest consecutive 60 months of actual base salary, actual cash profit sharing and target variable compensation and actual years of service. The resulting benefit is then reduced by the benefit payable from the Retirement Plan. Mr. Bradley may collect an actuarially reduced benefit prior to age 66 under the terms of the SERP, limited by provisions compliant with Section 409A of the Code. These limitations prevent Mr. Bradley from collecting benefits prior to age 66 that were earned after December 31, 2004.

There is no provision in the SERP to grant extra years of credited service. In order to calculate the present value of the accumulated benefit, Teradyne’s actuaries used the same assumptions as used in its financial statements for fiscal year ended December 31, 2011, a discount rate of 4.2% for the Retirement Plan and 4.0% for the SERP.

Similar to most pension plans, Teradyne’s pension plan was designed such that the annual present value of the accrued benefit associated with the plan increases significantly as an employee both approaches retirement and increases his or her years of service. Other factors which can influence year-on-year changes include one-time items such as discount rate changes, information updates, or mortality rate changes.

The table below shows the present value, as of December 31, 2011, of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Retirement Plan and SERP. Although Messrs. Bradley (after December 31, 2009), Jagiela and Hotchkiss are no longer accruing additional benefits under the Retirement Plan, each is entitled to benefits under the Retirement Plan and, based on the actuarial assumptions used this year, Messrs. Jagiela and Hotchkiss show a Change in Pension Value in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)
Michael A. Bradley(1)	Retirement Plan	31.00	$696,778
	SERP	33.00	$6,323,032
Gregory R. Beecher	Retirement Plan	0	$0
	SERP	0	$0
Mark E. Jagiela(2)	Retirement Plan	17.61	$188,962
	SERP	0	$0
Jeffrey R. Hotchkiss(3)	Retirement Plan	26.45	$719,895
	SERP	0	$0
Charles J. Gray	Retirement Plan	0	$0
	SERP	0	$0

(1)	The years of creditable service for Mr. Bradley were capped in 2009 with respect to the Retirement Plan.
(2)	The years of creditable service for Mr. Jagiela were capped in 1999.
(3)	The years of creditable service for Mr. Hotchkiss were capped in 2000.

Nonqualified Deferred Compensation Table

The Company maintains the Supplemental Savings Plan which allows certain eligible employees who are actively employed by Teradyne on or after December 1, 1994 to defer compensation in excess of limits under the 401k Plan and to receive supplemental matching contributions from the Company. In addition, employees who participate in the variable cash compensation plan may defer up to 85% of each year’s variable cash compensation payment into the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or “highly compensated employees” as defined in ERISA. In general, under the Supplemental Savings Plan, distribution of the deferrals and the vested matching contributions are made in one lump sum upon the participant’s retirement, disability, or other termination of employment. In addition to the conditions of the Supplemental Savings Plan itself, certain restrictions are imposed by Section 409A of the Code regarding when participants will receive distributions under the Supplemental Savings Plan.

Because the Supplemental Savings Plan is intended to be an ERISA excess plan, the investment options available to participants are similar to those provided in the 401k Plan. Employees select the investment options from a portfolio of mutual funds. The earnings are credited based on the actual performance of the selected mutual funds.

The table below shows the aggregate balance of the deferred compensation amounts in the Supplemental Savings Plan for each named executive officer, as of December 31, 2011.

Name	Executive Contributions in Last FY (1)	Employer Contributions in Last FY (2)	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
Michael A. Bradley	$30,317	$0	$22,303	$219,410	$1,908,055
Gregory R. Beecher	128,775	22,176	-5,586	0	1,030,264
Mark E. Jagiela	0	0	-19,673	0	243,129
Jeffrey R. Hotchkiss	13,750	13,742	-9,119	0	246,666
Charles J. Gray	0	0	0	0	0

(1)	The following table lists the amounts of each named executive officer’s contributions that were previously reported in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns:

Amounts Contributed by Executive, 2011, 2010 & 2009 Included in Summary Compensation Table

	Michael A. Bradley	Gregory R. Beecher	Mark E. Jagiela	Jeffrey R. Hotchkiss	Charles J. Gray
2011	$30,317	$128,775	$0	$13,750	$0
2010	29,596	51,000	16,548	0	0
2009	77,875	0	0	30,375	0
Prior to 2009	1,430,628	574,869	196,692	221,863	0

Total Employee Contributions	$1,568,416	$754,644	$213,240	$265,988	$0

(2)	These amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

Post-Termination Compensation Table

Change in Control Agreements

Teradyne maintains Change in Control Agreements with each of its named executive officers (the “Change in Control Agreements”) which, other than for Mr. Gray who started at the Company in April 2009, were entered into in 2007 replacing previous agreements. Under the Change in Control Agreements, in the event any of the named executive officers is terminated without “Cause” or the named executive officer terminates his employment for “Good Reason” (each as defined in the agreement) within two years following a defined change in control, the officer will receive certain payments and/or benefits including the following:

•	Immediate vesting of all equity awards (for performance-based awards the vesting would be calculated at the target level);

•	Cash awards for the year of termination calculated at the target level and pro-rated up to the date of termination;

•	Salary continuation for two years based on the named executive officers’ annual target cash compensation at the time of termination;

•	Health, dental and vision plan insurance coverage for two years; and

•

Tax gross-up payments in the amount necessary, so that the net amount retained by the named executive officer (after reduction for (i) any excise tax and (ii) any federal, state, or local tax on the tax gross-up payment) is equal to the amount of the payments under the agreement other than the tax gross-up payment. The Compensation Committee has eliminated this provision from any future Change in Control Agreements. The Change in Control Agreement for Mr. Gray, who started at the Company in April 2009, does not include this tax gross-up payment.

The Change in Control Agreements provide that the salary continuation may be suspended and prior payments recouped if the two-year non-compete and non-solicit provisions of the Change in Control Agreement are breached.

Chief Executive Officer Separation Agreement

Upon his election as Chief Executive Officer, Mr. Bradley entered into an Agreement Regarding Termination Benefits (“Separation Agreement”). The term of this Separation Agreement, entered into on September 3, 2004, is three years, and automatically extends for additional one-year periods unless Teradyne gives notice to Mr. Bradley. The current one-year renewable term of the Separation Agreement extends to September 3, 2012. The Separation Agreement contains a two-year, post-employment customer and employee non-hire and non-solicitation restriction and a two-year, post-employment non-competition restriction. In consideration of these restrictions, Mr. Bradley is entitled to receive severance payments at his annual target compensation rate and continued vesting of equity awards for two years following his termination by Teradyne for any reason other than death, disability or cause, each as defined in the agreement, or in a circumstance in which Mr. Bradley would be entitled to payments pursuant to his Change in Control Agreement. During this period, Mr. Bradley is also entitled to ongoing health, dental and vision insurance plan coverage, provided on the same terms as those in effect at the date of his termination. If Teradyne terminates Mr. Bradley’s employment due to his disability and Mr. Bradley is not entitled to payments pursuant to his Change in Control Agreement, Mr. Bradley is entitled to a two-year severance payment to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Bradley receives from other employment.

Other Arrangements

None of the named executive officers has a severance agreement, other than the Chief Executive Officer. Teradyne has a standard severance policy under which, the Company may in its discretion, offer severance payments to an employee, including a named executive officer, generally based on length of service. Any severance payments to named executive officers are conditioned upon the named executive officer’s entering into a written severance agreement containing customary obligations, such as, non-competition, non-solicitation, non-disparagement and/or confidentiality obligations, and releasing Teradyne from any claims.

The Company provides certain benefits to its retirees. Based on age and service, Messrs. Bradley and Hotchkiss qualify for these broad-based employee benefits. At retirement, they will be entitled to receive a pro-rated amount of variable cash compensation through the date of their retirement. In addition, most retirees can continue in the health, dental and vision programs at a partially subsidized rate. The Pension Benefits Table lists the present value of accumulated benefits for Messrs. Bradley and Hotchkiss.

Potential Payments upon Termination or Termination Following a Change in Control

The following provides the details of potential payments made to the named executive officers in the event of a termination, had the termination occurred on December 31, 2011. The following table does not reflect benefits that are generally available to all salaried employees under standard company policies or benefits, such as the standard severance policy, subsidized rates for health, dental and vision programs for retirees, long-term disability and life insurance.

	Reason for Termination (1)	Salary Continuation	Pro-rated Variable Cash Compensation(2)	Benefits Continuation	Value of Accelerated Unvested Equity(3)	Excise Tax/ Gross Up	Total
Michael A. Bradley	Not for Cause	$2,640,000	$1,306,800	$45,076	$5,683,690	$0	$9,675,566
	Change in Control	$2,640,000	$660,000	$45,076	$7,596,634	$0	$10,941,710

Gregory R. Beecher	Change in Control	$1,330,000	$285,000	$44,478	$3,381,614	$0	$5,041,092

Mark E. Jagiela	Change in Control	$1,295,000	$277,500	$41,880	$3,381,601	$0	$4,995,981

Jeffrey R. Hotchkiss	Change in Control	$1,050,000	$225,000	$45,076	$1,803,985	$0	$3,124,061

Charles J. Gray	Change in Control	$990,000	$195,000	$45,076	$1,423,970	$0	$2,654,046

(1)	None of the named executive officers has an agreement to receive any salary continuation, variable cash compensation, benefits continuation, acceleration of equity or gross-up in the event such named executive officer voluntarily terminates his or her employment with Teradyne or if that named executive officer is terminated by Teradyne for cause.

(2)	The amounts in this column for Change in Control represent pro-rated variable cash compensation at target for each of the named executive officers. The amount in this column for Mr. Bradley’s termination by the Company Not for Cause represents pro-rated actual variable cash compensation. Following termination, Messrs. Bradley and Hotchkiss would receive a pro-rated variable cash compensation payment based on actual variable compensation performance given their age and service pursuant to broad-based retirement benefits available to all employees. However, for termination following a Change in Control, Messrs. Bradley and Hotchkiss would be entitled to receive a pro-rated variable cash compensation payment at target pursuant to their Change in Control Agreements.
(3)	The Change in Control amounts represent the value of the restricted stock and the in-the-money value of stock options that would accelerate upon termination of employment by the Company without cause or by the executive officer for good reason following a change in control. Mr. Bradley’s amount upon termination of employment by the Company Not for Cause represents the value of the restricted stock and the in-the-money value of stock options that would continue to vest for 24 months.

OTHER MATTERS

Shareholder Proposals for 2013 Annual Meeting of Shareholders

Teradyne’s bylaws set forth the procedures a shareholder must follow to nominate a director or to bring other business before a shareholder meeting. For shareholders who wish to nominate a candidate for director at the 2013 Annual Meeting of Shareholders, Teradyne must receive the nomination not less than 50 days or more than 90 days prior to the meeting. In the event a shareholder is given less than 65 days’ prior notice of the meeting date (whether by notice mailed to the shareholder or through public disclosure), to be timely, the shareholder’s notice of nomination must be received no later than the close of business on the fifteenth day following the earlier of the day on which notice of the meeting date was mailed or publicly disclosed. The shareholder’s notice of nomination must provide information regarding the nominee, including name, address, occupation and shares held by the shareholder making the proposal. The Nominating and Corporate Governance Committee will consider any nominee properly presented by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder presenting the nomination will be notified of the Board’s decision.

If a shareholder wishes to bring matters other than proposals that will be included in the proxy materials before the 2013 Annual Meeting of Shareholders, Teradyne must receive notice within the timelines described above for director nominations. If a shareholder who wishes to present a proposal but fails to notify Teradyne in time, that shareholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the bylaws, the proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies Teradyne solicits with respect to the 2013 Annual Meeting of Shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

If a shareholder wishes to bring a proposal intended for inclusion in Teradyne’s proxy materials to be furnished to all shareholders entitled to vote at the 2013 Annual Meeting of Shareholders, Teradyne must receive notice pursuant to SEC Rule 14a-8 no later than December 14, 2012.

It is suggested that shareholders submit their proposals either by courier or Certified Mail—Return Receipt Requested.

Expenses and Solicitation

Teradyne will bear the cost of solicitation of proxies, and in addition to soliciting the shareholders by mail and by Teradyne’s regular employees, the Company may request banks and brokers to solicit their customers who have stock registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by Teradyne’s officers and employees, as well as certain outside proxy-solicitation services may also be made of some shareholders in person or by mail, telephone or facsimile following the original solicitation.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of Teradyne’s filings with the SEC, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Householding for Shareholders Sharing the Same Address

Teradyne has adopted a procedure called “householding,” which has been approved by the SEC. Under householding, unless Teradyne has received contrary instructions from the shareholders, Teradyne delivers only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name. This helps Teradyne reduce printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Upon request, Teradyne will promptly deliver another copy of the annual report and proxy statement to any shareholder at a shared address to which a single copy of such document was delivered. To receive a separate copy of the combined annual report and proxy statement, you may write or call Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, Attention: Investor Relations, telephone number 978-370-2425. You may also access the annual report and proxy statement on the Company’s web site at www.teradyne.com under the “SEC Filings” section of the “Investors” link.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Teradyne, Inc.

C/O Computershare Trust Company

P.O Box 43078

Providence, RI 02940-3078

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		For	Against	Abstain
1a	James W. Bagley		☐	☐	☐
1b	Michael A. Bradley		☐	☐	☐			For	Against	Abstain
1c 1d 1e 1f 1g 1h	Albert Carnesale Daniel W. Christman Edwin J. Gillis Timothy E. Guertin Paul J. Tufano Roy A. Vallee		☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	3	To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain
2

To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables”.

			☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, Form 10-K is/are available at www.proxyvote.com.

TERADYNE, INC. Annual Meeting of Shareholders May 22, 2012 10:00 AM This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint(s) MICHAEL A. BRADLEY and CHARLES J. GRAY, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TERADYNE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, EST on May 22, 2012, at Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side